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                                                                    Exhibit 99.1

                                                      Contact: David P. Smeltzer
                                                         Chief Financial Officer
                                                                  (610) 645-1079
                                                     smeltzerd@suburbanwater.com

                                                                    Keya W. Epps
                                                    Director, Investor Relations
                                                                  (610) 645-1095
                                                         eppsk@suburbanwater.com

FOR RELEASE: May 12, 2002

         PHILADELPHIA SUBURBAN CORPORATION ADVISED OF CHANGE IN VIVENDI
          ENVIRONNEMENT'S INVESTMENT STRATEGY IN PHILADELPHIA SUBURBAN

         BRYN MAWR, PA, May 12, 2002 -Philadelphia Suburban Corporation (NYSE:
PSC) today announced that it has been advised by long-term shareholder Vivendi Environnement that Vivendi Environnement and its related companies (VE) intend to monetize their investment in PSC.

         VE is considered an affiliate (and an insider) of PSC as a result of its ownership of approximately 17 percent of PSC's outstanding common shares and the membership on PSC's Board of Andrew D. Seidel, President and Chief Executive Officer of United States Filter Corporation, an affiliate of VE. In order to maximize the options open to VE with respect to managing its investment in PSC, Seidel tendered his resignation from PSC's Board, which was accepted by the Corporate Governance Committee of PSC's Board of Directors late Friday. PSC has also been informed that VE has filed an amended Schedule 13D with the Securities and Exchange Commission regarding its intention with respect to its investment in PSC.

         Seidel has advised PSC's management that his resignation from PSC's Board will not alter the ongoing business working relationship between PSC and US Filter (VE's largest US subsidiary). For example, the companies will continue to work together on the recently announced Indianapolis, Indiana operating management contract - the largest ever awarded in the United States.


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         PSC President and Chairman Nicholas DeBenedictis said, "VE has been a shareholder for approximately 30 years, and we respect the company's right to utilize the increased value of its investment in PSC in whatever manner it considers appropriate to achieve its business goals." PSC's Board will review steps, at its regularly scheduled meeting this week, that PSC may take to provide an orderly transition that will be in the best interest of all of its shareholders.

         DeBenedictis added that, "VE's planned actions will have no effect on PSC's ongoing business strategy. It has been almost two years since VE's last purchase of shares in PSC and the French company has never provided any direct financial support for PSC's successful growth-through-acquisition strategy. PSC will continue to pursue the same strategy of cost containment and growth-through-acquisition that last year resulted in earnings per share from operations growth of 13 percent and a seven percent growth in the dividend."

         PSC is soon to be the largest investor-owned water utility headquartered in the United States. With independent operating subsidiaries in Pennsylvania, Illinois, Ohio, New Jersey, Maine, and North Carolina, PSC provides water and wastewater services to approximately two million residents. PSC is a publicly-traded company listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol "PSC" and has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release contains certain forward-looking statements involving risks and uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the effect of VE's actions on the business relationship between PSC and US Filter and on PSC's ongoing business strategy; the manner in which VE chooses to monetize its investment in PSC; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and cost of capital; and the success of growth initiatives.

      This release does not constitute an offer of any securities for sale.